EXHIBIT 99.1

MPW Industrial Services Group, Inc.

9711 Lancaster Road S.E.

Hebron, Ohio 43025

www.mpwservices.com

At the Company:

Robert Valentine

Vice President and Chief Financial Officer

(740) 927-8790

FOR IMMEDIATE RELEASE

MONDAY, SEPTEMBER 29, 2003

MPW REPORTS FISCAL FOURTH QUARTER AND ANNUAL RESULTS

HEBRON, Ohio, September 29, 2003 – MPW Industrial Services Group, Inc. (NASDAQ:MPWG) (the “Company”) today announced operating results for its fourth quarter and fiscal year ended June 30, 2003.

Operating Results

The Company recorded a net loss of ($5.4) million, or ($0.49) per share for the three months ended June 30, 2003, compared with net income of $68 thousand, or $0.00 per share, for the three months ended June 30, 2002. Total revenue from continuing operations for the three months ended June 30, 2003 was $30.7 million compared with $23.0 million for the three months ended June 30, 2002. Operating income from continuing operations was $1.7 million, or 5.7% of revenue, for the three months ended June 30, 2003 compared with $1.2 million, or 5.0% of revenue, for the three months ended June 30, 2002.

The net loss for the fourth quarter of fiscal 2003 included the Company’s equity loss in affiliate of ($6.7) million which was comprised of the Company’s share ($2.8 million) of a $12.7 million non-cash goodwill impairment charge recorded by Pentagon Technologies Group, Inc. (“Pentagon”), under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. In addition, the fiscal 2003 equity loss in affiliate included a $3.8 million other than temporary impairment charge to fully write-off the Company’s investment in Pentagon at June 30, 2003. The other than temporary impairment charge was recognized due to continued declines in Pentagon operating results as well as the slowdown and uncertainty in the semi-conductor industry. Income from discontinued operations included a $0.3 million (net of income taxes of $0.2 million) gain on the sale of the medical and laboratory water purification reporting unit of the Industrial Water Process Purification segment (“WTW”). Cash proceeds from the sale were approximately $1.9 million.

The increase in revenue for the three months ended June 30, 2003 compared to the three months ended June 30, 2002 was primarily the result of a large non-recurring project that occurred during the fourth quarter of fiscal 2003. Operating income in the fourth fiscal quarter of 2003 was negatively impacted by a $1.2 million charge related to a customer who filed bankruptcy during the fourth quarter and $0.5 million of increased depreciation recognized primarily in the Industrial Container Cleaning segment related to the abandonment of existing equipment upon replacement by a new production line.

“While the second half of this fiscal year has generated some cautious optimism, the current economic conditions and continued pricing pressures in the highly competitive environment in which we operate will continue to impact our operations, however, we will remain focused on providing quality service as well as gaining internal operating efficiencies,” stated Monte Black, Chairman and Chief Executive Officer.

The Company recorded a net loss of ($7.6) million, or ($0.70) per share, for the fiscal year ended June 30, 2003 compared with net income of $2.8 million, or $.25 per share, for the fiscal year ended June 30, 2002. Total revenue from continuing operations for the fiscal year ended June 30, 2003 was $102.8 million compared with $90.9 million for fiscal 2002. Operating income from continuing operations was $5.1 million, or 4.9% of revenue, for the fiscal year ended June 30, 2003 compared with $5.7 million, or 6.3% of revenue, in the prior fiscal year.

In addition to the fourth quarter charges discussed above, the net loss from continuing operations in fiscal 2003 included a $2.8 million, net of tax of $1.9 million, non-cash goodwill impairment charge as a result of the adoption of SFAS No. 142. This charge was recorded as a cumulative effect of a change in accounting principle as of July 1, 2002. Income from discontinued operations for fiscal 2003 included a $0.3 million (net of income taxes of $0.2 million) gain on the sale of WTW. Net income for fiscal 2002 included income from discontinued operations of $1.2 million which consisted primarily of a tax benefit related to a reduction in the valuation allowance against the Company’s deferred tax asset for capital loss carry-forwards associated with the sale of the Company’s Filter Group.

MPW Industrial Services Group, Inc. is a leading provider of integrated, technically based industrial cleaning and related facilities support services in North America. MPW operates under three separate segments that are integral to a wide variety of manufacturing processes. These three segments are Industrial Cleaning and Facility Maintenance, Industrial Container Cleaning and Industrial Process Water Purification.

The statements contained in this news release that are forward looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, competitive and other market factors, customer purchasing behavior, general economic conditions and other facets of the Company’s business operations. Also, the Company’s quarterly results of operations may fluctuate as a result of a number of factors including but not limited to the timing of customer activity and weather conditions. Additional information can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003; and in other documents the Company files or has filed with the Securities and Exchange Commission. Further information may also be obtained at the Company’s Internet site: www.mpwservices.com.

MPW INDUSTRIAL SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30,
	2003	2002
ASSETS
Cash	$2,726	$164
Accounts receivable, net	17,201	16,219
Inventories	2,294	2,221
Deferred income taxes	1,461	1,912
Prepaid expenses	1,197	776
Other current assets	16	672

Total current assets	24,895	21,964

Property and equipment, net	35,120	37,476
Goodwill	6,044	9,953
Other intangibles, net	6,889	7,569
Investment in affiliate	—	6,792
Other assets	122	144
Net assets of discontinued operations	—	1,917

Total assets	$73,070	$85,815

LIABILITIES
Accounts payable	$8,218	$4,910
Accrued compensation and related taxes	2,373	2,665
Current maturities of long-term debt	1,322	1,382
Other accrued liabilities	6,153	5,775

Total current liabilities	18,066	14,732

Long-term debt	18,892	25,972
Deferred income taxes	3,400	5,350
Other long-term liabilities	469	—

Total Liabilities	40,827	46,054

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value; 30,000,000 shares authorized; 10,939,957 shares issued and outstanding at June 30, 2003 and 2002	109	109
Additional paid-in capital	41,507	41,507
Accumulated deficit	(9,027)	(1,416)
Accumulated other comprehensive loss	(346)	(439)

Total shareholders’ equity	32,243	39,761

Total liabilities and shareholders’ equity	$73,070	$85,815

MPW INDUSTRIAL SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2003	2002	2003	2002
	(unaudited)
Revenues	$30,671	$22,982	$102,821	$90,878
Cost of services (including depreciation)	23,014	17,581	78,382	67,888

Gross profit	7,657	5,401	24,439	22,990
Selling, general and administrative expenses	5,920	4,243	19,364	17,280

Income from operations	1,737	1,158	5,075	5,710
Interest expense, net	422	570	1,892	2,582

Income from continuing operations before income taxes and equity in loss of affiliate	1,315	588	3,183	3,128
Provision for income taxes	379	259	1,164	1,172

Income from continuing operations before equity in loss of affiliate	936	329	2,019	1,956
Equity in loss of affiliate, net of tax	(6,732)	(271)	(7,231)	(406)

Income (loss) from continuing operations	(5,796)	58	(5,212)	1,550
Income from discontinued operations, net of tax	362	10	446	1,213

Income (loss) before cumulative effect of change in accounting principle	(5,434)	68	(4,766)	2,763
Cumulative effect of change in accounting principle	—	—	(2,845)	—

Net income (loss)	$(5,434)	$68	$(7,611)	$2,763

Net income (loss) per share, basic and dilutive:
Income (loss) from continuing operations	$(0.53)	$—	$(0.48)	$0.14
Income from discontinued operations, net of tax	0.04	—	0.04	0.11

Income (loss) before cumulative effect of change in accounting principle	(0.49)	—	(0.44)	0.25
Cumulative effect of change in accounting principle	—	—	(0.26)	—

Net income (loss) per share	$(0.49)	$—	$(0.70)	$0.25

Weighted average shares outstanding	10,940	10,940	10,940	10,940
Weighted average shares outstanding, assuming dilution	10,940	11,002	10,940	10,942